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                                                                   EXHIBIT 23.4

                       INTERNATIONAL DATA CORPORATION

                                                                   June 22, 1999

Andrew Crist, CFO
DVD Express, Inc.
7083 Hollywood Blvd.
Los Angeles, CA 90028

c/o Danny Meidan
    Friedman, Billings, Ramsey & Co., Inc.

This letter serves as permission for Friedman, Billings, Ramsey & Co. Inc. to use the following data points from IDC for DVD Express' SEC registration statement no. 333-76121.

International Data Corporation estimates that the number of Web users worldwide grew to approximately 142 million by the end of 1998 and will grow to approximately 399 million by 2002.

According to International Data Corporation, the number of Web buyers worldwide is estimated to increase from 30.8 million in 1998 to 133.9 million in 2002, which represents a compound annual growth rate of 44%.

International Data Corporation estimates that the total value of goods and services purchased worldwide over the Web grew from $296 million in 1995 to $50.4 billion in 1998, and will increase to $733.6 billion in 2002.

International Data Corporation predicts approximately 16.0 million DVD-ROM drives will be installed in personal computers in the United States during 2000, up from an estimated 8.3 million DVD-ROM drives to be installed in 1999.

International Data Corporation predicts that DVD-ROM drives sold for United States households will increase from $2.9 million in 1998 to 27.3 million in 2002, which represents a compound annual growth rate of 75%.



                                      /s/ Alan McClogh
                                      ------------------------------
                                      Alan McClogh
                                      Senior Vice President


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